EXHIBIT 99.1
KBR Announces Third Quarter 2018 Financial Results

•	KBR Revenue growth of 24% to $1.3 billion and Net Income Attributable to KBR of $58 million

•	59% Government Services revenue growth, 12% organic; 35% for Technology, all organic

•	EPS of $0.41 and Adjusted EPS of $0.46

•	Increasing 2018 EPS guidance to $1.93 to $2.03 and Adjusted EPS guidance to $1.45 to $1.55

HOUSTON, Texas - October 30, 2018 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced third quarter 2018 financial results.

“I am delighted to report another strong quarter of growth, in which KBR delivered healthy revenues, earnings and operating cash flows,” said Stuart Bradie, KBR President and CEO.
KBR’s top line revenue momentum is underpinned by industry leading organic growth from its Government Services and Technology businesses, strong execution across all segments, accretive growth from Aspire and SGT and buoyant government contracting and hydrocarbons end markets. “The markets are as healthy as we’ve seen in many years, and we are strategically positioned where demand is growing,” Bradie said. “Our pipeline of opportunities has increased considerably from just six months ago, and we are encouraged by active levels of client engagement and project award momentum. Operationally, each of our segments is delivering strong performance and results, and we have restored operating cash flows to normative levels. Given our solid market fundamentals and consistent execution, we are pleased to increase our 2018 Adjusted EPS guidance for the second consecutive quarter,” continued Bradie. “Our success - safety, operational, financial - is directly attributable to the outstanding commitment of our people, and I wish to thank each of them for their contributions in strengthening KBR today as we position our company for tomorrow.”
Third Quarter Financial Results

	Three Months Ended September 30,			Nine Months Ended September 30,
Dollars in millions	2018		2017	2018	2017
Revenue	$1,278		$1,034	$3,583	$3,234
Gross Profit	$122		$87	$333	$277
Equity in earnings of unconsolidated affiliates	$21		$23	$54	$64
Gain on consolidation of Aspire entities	$(2)		$—	$113	$—
Net income attributable to KBR	$58	—	$45	$238	$159
Adjusted EBITDA (1)	$124		$86	$306	$283
Diluted EPS	$0.41		$0.32	$1.68	$1.12
Adjusted EPS (1)	$0.46		$0.35	$1.15	$1.17
Operating cash flows	$72		$28	$36	$238

(1) See additional information at the end of this release regarding non-GAAP financial measures

Summary of Financial Results: Overall, our quarterly and year to date increases in revenue, gross profit, net income and earnings per share were driven by strong organic growth in our Government Services and Technology businesses, the consolidation of acquired entities in the Aspire Defence program and our acquisition of SGT. These increases were partially offset by the completion or substantial completion of several projects within our Hydrocarbons Services business as well as the non-recurrence of the $35 million PEMEX settlement in the second quarter of 2017.
Our joint ventures continue to produce quality earnings from solid execution. Our Brown & Root Industrial Services joint venture grew significantly year over year, and we achieved a significant construction milestone on a lump sum EPC project executed from one of our joint ventures in Europe. The quarterly and year to date decrease in equity in earnings is attributable to the consolidation of the Aspire Defence subcontracting entities, now reported in revenue and gross profit, and reduced earnings from the Ichthys LNG project.
Liquidity: We ended the quarter with $581 million of cash and $1,169 million of gross debt (or $588 million of net debt). During the quarter, cash provided by operations totaled $72 million, a 1.2x operating cash conversion rate, with DSO and DPO remaining consistent from the second quarter 2018.
New Business
KBR achieved an overall book-to-bill of 1.1x during the quarter with ending backlog of $13.5 billion as of September 30, 2018. Bid volume across the business remains high with $26 billion of bids submitted and awaiting award1 and another $12 billion in proposal preparation at the end of September.
Government Services
Third quarter bookings for Government Services were strong with book-to-bill of 1.3x. Domestically, each of the GS service lines scored wins highlighting our ability to apply solutions to high impact, mission critical work that drives customer confidence across the value chain.  Internationally, our portfolio of PFI contracts continues to deliver expansion opportunities, and we continue to seek diversification into other government sectors and non-PFI defense projects. The following summarizes selected awards during the quarter:

•	Defense Health Agency award to provide cybersecurity services to secure healthcare information of the U.S. Air Force, Army and Navy and their families;

•	U.S. Air Force Institute of Technology Graduate School award to provide defense-focused graduate and professional continuing education;

•	A seat on the Department of Defense Information Analysis Center R&D contract;

•	LIG Nex1 award to support the upgrade of the Korean military’s Identify Friend or Foe capabilities; and

•	NASA award to study the future of commercial enterprise in low Earth orbit.

[1]
For Hydrocarbons Services “bids submitted and awaiting award” includes proposals formally submitted as well as EPC/EPCm projects awarded but that have not achieved FID (e.g. Magnolia and Methanex). “FID” is not applicable for our GS and Technology prospects.

Technology
Our Technology business delivered a healthy book-to-bill of 1.4x, once again achieving record backlog at the end of the quarter. We continue to experience strong demand for petrochemical, refining and agricultural technologies driven by availability of competitively priced feedstock combined with increasing global development, expanding consumer demand and increasingly stringent environmental policies. The following summarizes selected awards during the quarter:

•	K-COT™ and SCORE™ technology award by Lihuayi Lijin Refining & Chemical Co., Ltd.;

•	PCMAX™ polycarbonate technology awards Pingmei Shenma Group; and
•Nitric acid technology award by Kemerovo Azot JSC.
Hydrocarbons Services
Market conditions are showing improvement for LNG and downstream opportunities given the abundance of low-priced natural gas and the increasing demand for clean LNG, chemicals and petrochemicals. We were awarded a number of strategic concept, pre-FEED and FEED projects to deliver solutions to advance our clients’ core objectives to launch new capital projects that represent future delivery-stage opportunities for KBR. To strengthen our competitive advantage, we also announced a joint development alliance with ConocoPhillips LNG Licensing LLC to provide low-cost and expedited mid-scale LNG solutions to the marketplace utilizing Optimized Cascade® process technology and the KBR SmartSPENDSM methodology.
Guidance
We are increasing the company’s full year 2018 EPS guidance range to $1.93 to $2.03 and Adjusted EPS guidance range to $1.45 to $1.55. Our guidance of earnings per share is on an Adjusted EPS basis, which excludes legacy legal costs for U.S. Government contracts, acquisition & integration-related expenses associated with our acquisitions and the gain and amortization associated the Aspire consolidation. The estimated legacy legal costs do not assume any cost reimbursement from the U.S. Government that could occur in the future. A reconciliation of GAAP EPS to Adjusted EPS guidance is located at the end of this release. We also reaffirm guidance for operating cash flows estimated to range from $125 million to $175 million for 2018.
Our effective tax rate, excluding discrete items, for 2018 is estimated to range from 23% to 25%, an increase from the previous range of 22% to 24%. The increase is primarily related to new guidance published during the quarter on taxes associated with international operations stemming from the U.S. Tax Cuts and Jobs Act of 2017.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs over 34,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Services, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology, including proprietary technology focused on the monetization of hydrocarbons (especially natural gas and natural gas liquids) in ethylene and petrochemicals; ammonia, nitric acid and fertilizers; oil refining and gasification; and

•
Hydrocarbons Services, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2018	2017
Revenues:
Government Services	$928	$582
Technology	81	60
Hydrocarbons Services	268	388
Subtotal	1,277	1,030
Non-strategic Business	1	4
Total revenues	1,278	1,034
Gross profit (loss):
Government Services	81	39
Technology	23	19
Hydrocarbons Services	23	26
Subtotal	127	84
Non-strategic Business	(5)	3
Total gross profit	122	87
Equity in earnings of unconsolidated affiliates:
Government Services	8	14
Hydrocarbons Services	13	9
Subtotal	21	23
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	21	23
General and administrative expenses	(37)	(37)
Acquisition and integration related costs	(1)	—
Gain on consolidation of Aspire entities	(2)	—
Operating income	103	73
Interest expense	(20)	(6)
Other non-operating loss	(1)	(4)
Income before income taxes and noncontrolling interests	82	63
Provision for income taxes	(22)	(16)
Net income	60	47
Net income attributable to noncontrolling interests	(2)	(2)
Net income attributable to KBR	$58	$45

Net income attributable to KBR per share:
Basic	$0.41	$0.32
Diluted	$0.41	$0.32

Basic weighted average common shares outstanding	141	140
Diluted weighted average common shares outstanding	141	140

Cash dividends declared per share	$0.08	$0.08

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2018	2017
Revenues:
Government Services	$2,473	$1,640
Technology	215	196
Hydrocarbons Services	894	1,361
Subtotal	3,582	3,197
Non-strategic Business	1	37
Total revenues	3,583	3,234
Gross profit (loss):
Government Services	204	113
Technology	61	50
Hydrocarbons Services	75	114
Subtotal	340	277
Non-strategic Business	(7)	—
Total gross profit	333	277
Equity in earnings of unconsolidated affiliates:
Government Services	22	41
Hydrocarbons Services	32	23
Subtotal	54	64
Non-strategic Business	—	—
Total equity in earnings of unconsolidated affiliates	54	64
General and administrative expenses	(113)	(107)
Acquisition and integration related costs	(5)	—
Gain on disposition of assets	—	5
Gain on consolidation of Aspire entities	113	—
Operating income	382	239
Interest expense	(43)	(16)
Other non-operating loss	(4)	(9)
Income before income taxes and noncontrolling interests	335	214
Provision for income taxes	(74)	(50)
Net income	261	164
Net income attributable to noncontrolling interests	(23)	(5)
Net income attributable to KBR	$238	$159

Net income attributable to KBR per share:
Basic	$1.68	$1.12
Diluted	$1.68	$1.12

Basic weighted average common shares outstanding	140	141
Diluted weighted average common shares outstanding	141	141

Cash dividends declared per share	$0.24	$0.24

KBR, Inc.: Consolidated Balance Sheets
(In millions)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$581	$439
Accounts receivable, net of allowance for doubtful accounts of $12 and $12	866	510
Contract assets	214	383
Other current assets	103	93
Total current assets	1,764	1,425
Claims and accounts receivable	96	101
Property, plant, and equipment, net of accumulated depreciation of $360 and $329 (including net PPE of $37 and $34 owned by a variable interest entity)	129	130
Goodwill	1,268	968
Intangible assets, net of accumulated amortization of $145 and $122	523	239
Equity in and advances to unconsolidated affiliates	724	387
Deferred income taxes	211	300
Other assets	148	124
Total assets	$4,863	$3,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$492	$350
Contract liabilities	464	368
Accrued salaries, wages and benefits	229	186
Nonrecourse project debt	10	10
Other current liabilities	169	157
Total current liabilities	1,364	1,071
Pension obligations	328	391
Employee compensation and benefits	106	118
Income tax payable	84	85
Deferred income taxes	12	18
Nonrecourse project debt	22	28
Revolving credit agreement	115	470
Long-term debt	1,010	—
Deferred income from unconsolidated affiliates	—	101
Other liabilities	164	171
Total liabilities	3,205	2,453
KBR shareholders' equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,175	2,091
Accumulated other comprehensive loss	(940)	(921)
Retained earnings	1,225	877
Treasury stock	(817)	(818)
Total KBR shareholders' equity	1,643	1,229
Noncontrolling interests	15	(8)
Total shareholders' equity	1,658	1,221
Total liabilities and shareholders' equity	$4,863	$3,674

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	September 30,	September 30,
	2018	2017
Cash flows provided by operating activities:
Net income	$60	$47
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17	11
Equity in earnings of unconsolidated affiliates	(21)	(23)
Deferred income tax expense (benefit)	(5)	10
Gain on consolidation of Aspire entities	2	—
Other	7	9
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(74)	30
Contract assets	34	(30)
Accounts payable	36	(18)
Contract liabilities	(5)	(40)
Accrued salaries, wages and benefits	14	37
Reserve for loss on uncompleted contracts	(3)	(8)
Payments from unconsolidated affiliates, net	1	1
Distributions of earnings from unconsolidated affiliates	7	11
Income taxes payable	21	(2)
Pension funding	(11)	(10)
Net settlement of derivative contracts	(3)	3
Other assets and liabilities	(5)	—
Total cash flows provided by operating activities	72	28
Cash flows from investing activities:
Purchases of property, plant and equipment	(4)	—
Investments in equity method joint ventures	(95)	—
Acquisition of businesses, net of cash acquired	3	—
Other	—	(1)
Total cash flows used in investing activities	(96)	(1)
Cash flows from financing activities:
Payments of dividends to shareholders	(11)	(11)
Net proceeds from issuance of common stock	1	—
Borrowings on long-term debt	93	—
Debt issuance costs	(1)	—
Payments on short-term and long-term borrowings	(2)	—
Total cash flows provided by (used in) financing activities	80	(11)
Effect of exchange rate changes on cash	6	4
Increase in cash and equivalents	62	20
Cash and equivalents at beginning of period	519	491
Cash and equivalents at end of period	$581	$511

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$261	$164
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	47	38
Equity in earnings of unconsolidated affiliates	(54)	(64)
Deferred income tax expense (benefit)	29	(75)
Gain on consolidation of Aspire entities	(113)	—
Other	13	20
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(144)	100
Contract assets	(4)	11
Claims receivable	—	400
Accounts payable	72	(144)
Contract liabilities	(63)	(207)
Accrued salaries, wages and benefits	18	39
Reserve for loss on uncompleted contracts	(8)	(43)
Payments from unconsolidated affiliates, net	7	6
Distributions of earnings from unconsolidated affiliates	16	41
Income taxes payable	28	(7)
Pension funding	(30)	(28)
Net settlement of derivative contracts	(2)	4
Other assets and liabilities	(37)	(17)
Total cash flows provided by operating activities	36	238
Cash flows from investing activities:
Purchases of property, plant and equipment	(15)	(6)
Investments in equity method joint ventures	(257)	—
Proceeds from sale of assets or investments	1	2
Acquisition of businesses, net of cash acquired	(354)	2
Adjustments to cash due to consolidation of Aspire entities	197	—
Other	—	(2)
Total cash flows used in investing activities	(428)	(4)
Cash flows from financing activities:
Payments to reacquire common stock	(3)	(52)
Acquisition of remaining ownership interest in joint ventures	(56)	—
Distributions to noncontrolling interests	—	(1)
Payments of dividends to shareholders	(34)	(34)
Net proceeds from issuance of common stock	2	—
Borrowings on revolving credit agreements	250	—
Borrowings on long-term debt	1,052	—
Debt issuance costs	(47)	—
Payments on revolving credit agreements	(605)	(180)
Payments on short-term and long-term borrowings	(7)	(5)
Total cash flows provided by (used in) financing activities	552	(272)
Effect of exchange rate changes on cash	(18)	13
Increase (decrease) in cash and equivalents	142	(25)
Cash and equivalents at beginning of period	439	536
Cash and equivalents at end of period	$581	$511

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	December 31,
	2018	2017
Government Services	$11,039	$8,355
Technology	544	387
Hydrocarbons Services	1,895	1,822
Subtotal	13,478	10,564
Non-strategic Business	3	6
Total backlog	$13,481	$10,570

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives or projects ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.7 billion at September 30, 2018 and $7.2 billion at December 31, 2017. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $6.2 billion at September 30, 2018 and $125 million at December 31, 2017.

We estimate that as of September 30, 2018, 29% of our backlog will be executed within one year. Of this amount, 83% will be recognized in revenues on our condensed consolidated statement of operations and 17% will be recorded by our unconsolidated joint ventures. As of September 30, 2018, $76 million of our backlog relates to active contracts that are in a loss position.

As of September 30, 2018, 9% of our backlog was attributable to fixed-price contracts, 61% was attributable to PFIs and 30% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2018, $10.0 billion of our GS backlog was currently funded by our customers. As of September 30, 2018, we had approximately $3.7 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted EBITDA

We evaluate performance based on Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision (benefit) for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA for each of the three and nine months ended September 30, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because Adjusted EBITDA for each such period excludes certain amounts not excluded in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes that Adjusted EBITDA for each of the three and nine months ended September 30, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts net income attributable to KBR for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EBITDA affords investors a view of what management considers KBR's core performance for each of the three and nine months ended September 30, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2018	2017	2018	2017

Net Income Attributable to KBR	$58	$45	$238	$159

Add Back:
Interest expense	20	6	43	16
Provision for income taxes	22	16	74	50
Other non-operating loss	1	4	4	9
Depreciation and amortization	17	11	47	38

Consolidated EBITDA	$118	$82	$406	$272

Add Back:
Legacy legal fees	3	4	8	11
Acquisition and integration related costs	1	—	5	—
Gain on consolidation of Aspire entities	2	—	(113)	—

Adjusted EBITDA	$124	$86	$306	$283

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the three and nine months ended September 30, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS for each of the three and nine months ended September 30, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three and nine months ended September 30, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three and nine months ended September 30, 2018 and 2017 by adjusting EPS for the items included in the table below. Adjusted EPS for each of the three and nine months ended September 30, 2018 and 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Diluted earnings per share:
Reported EPS	$0.41	$0.32	$1.68	$1.12

Adjustment:
Legacy legal fees	$0.01	$0.03	$0.04	$0.05
Acquisition and integration related expenses	$0.01	$—	$0.03	$—
Amortization related to Aspire acquisition	$0.02	$—	$0.06	$—
Aspire gain on consolidation	$0.01	$—	$(0.66)	$—

Adjusted EPS	$0.46	$0.35	$1.15	$1.17

We have calculated the Adjusted EPS for the 2018 guidance by adjusting EPS for the items included in the table below.

	Low	High
Diluted earnings per share:
EPS Guidance	$1.93	$2.03

Adjustments:
Legacy legal fees	$0.06	$0.06
Acquisition and integration related expenses	$0.05	$0.05
Amortization related to Aspire acquisition	0.07	0.07
Aspire gain on consolidation	$(0.66)	$(0.66)

Adjusted EPS Guidance	$1.45	$1.55